Exhibit 4.18

DATED 21 MAY 2009

JAPAN III SHIPPING COMPANY LIMITED
(as borrower)

-and-

LICHTENSTEIN SHIPPING COMPANY LIMITED
(as collateral guarantor)

-and-

ALPHA BANK A.E.

(as lender)

___________________________________________________

SECOND SUPPLEMENTAL AGREEMENT TO A SECURED
LOAN FACILITY AGREEMENT DATED 17 DECEMBER 2007 AS AMENDED AND
SUPPLEMENTED BY A SUPPLEMENTAL AGREEMENT DATED 3 APRIL 2009
___________________________________________________

STEPHENSON HARWOOD
One, St. Paul's Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: F28.058

CONTENTS

Page

1.	Interpretation	2
2	Conditions	2
3	Representations and Warranties	5
4	Amendments to Loan Agreement	5
5	Confirmation and Undertaking	7
6	Communications, Law and Jurisdiction	7

SECOND SUPPLEMENTAL AGREEMENT

Dated:  21 May 2009

BETWEEN:

(1)	JAPAN III SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street, Monrovia, Liberia (the "Borrower"); and

(2)
LICHTENSTEIN SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street Monrovia, Liberia (the "Collateral Guarantor"); and

(3)	ALPHA BANK A.E., acting through its office at 89 Akti Miaouli, GR 185 38 Piraeus, Greece (the "Lender").

SUPPLEMENTAL TO a secured loan agreement dated 17 December 2007 (the "Original Agreement") as amended and supplemented by a first supplemental agreement dated 3 April 2009 (the "First Supplemental" and together with the Original Agreement, the "Loan Agreement") both made, among others, between the Borrower, as borrower and the Lender, as lender on the terms and subject to the conditions of which the Lender has agreed to advance to the Borrower an aggregate amount not exceeding forty eight million Dollars ($48,000,000) (the "Loan").

WHEREAS:

(A)
The Collateral Guarantor and the Lender have entered into a secured loan agreement dated 18 August 2008 as amended and supplemented by a first supplemental agreement dated 23 February 2009 and a second supplemental agreement dated 3 April 2009 (together the "Lichtenstein Loan Agreement") each made between, among others, the Collateral Guarantor, as borrower and the Lender, as lender on the terms and subject to the conditions of which the Lender has agreed to advance to the Collateral Guarantor an aggregate amount not exceeding thirty nine million Dollars ($39,000,000) (the "Lichtenstein Loan"). As security for the obligations of the Collateral Guarantor under the Lichtenstein Loan Agreement, the Collateral Guarantor executed, delivered and registered (where applicable), in favour of the Lender, as first mortgagee and assignee, a first preferred Panamanian mortgage over the Collateral Vessel together with a first priority assignment of the Collateral Vessel's Insurances, Earnings and Requisition Compensation and a first priority deed of assignment and subordination in respect of the bareboat charter of the Collateral Vessel.

(B)
As security for the obligations of the Borrower under the Loan Agreement, the Collateral Guarantor executed and delivered in favour of the Lender a guarantee and indemnity dated 3 April 2009 (the "Collateral Guarantee").

(C)
Pursuant to clauses 2.1.6 and 2.1.7 of the First Supplemental and as security for the obligations of the Collateral Guarantor under the Collateral Guarantee the Collateral Guarantor would execute, deliver and register (where applicable), among others, in favour of the Lender the Collateral Mortgage, the Collateral Assignment and the Collateral Tripartite Agreement.

(D)
The Borrower and the Collateral Guarantor have requested that the Lender, among others, agrees to replace the requirements contained in clauses 2.1.6 and 2.1.7 of the First Supplemental regarding the execution, delivery and registration (where applicable), in favour of the Lender of the Collateral Mortgage, the Collateral Assignment and the Collateral Tripartite Agreement with an addendum to the Mortgage (as such term is defined in the Lichtenstein Loan Agreement) securing the Loan Agreement pursuant to the Collateral Guarantee.

(E)
The Lender is willing to agree to all the foregoing requests and amend the Loan Agreement and the Security Documents subject to the terms and conditions set forth in this Second Supplemental Agreement.

(F)	At the date of this Second Supplemental Agreement the outstanding amount of the Loan is thirty four million seven hundred and fifty thousand Dollars ($34,750,000).

IT IS AGREED THAT:

1           Interpretation

1.1           In this Second Supplemental Agreement:

"Additional Deed of Confirmation" means a deed of confirmation to be executed by Top Ships Inc., of the Republic of the Marshall Islands in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Additional Security Documents" means this Second Supplemental Agreement, the Collateral Addendum to Mortgage, the Additional Deed of Confirmation and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness.

"Collateral Addendum to Mortgage" means an addendum to the first preferred Panamanian mortgage over the Collateral Vessel to be granted by the Collateral Guarantor, as owner of the Collateral Vessel in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Effective Date" means the date of this Second Supplemental Agreement.

"Security Parties" means all parties to this Second Supplemental Agreement other than the Lender.

1.2
Unless otherwise defined, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Second Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Second Supplemental Agreement as if it was set out in full.

2           Conditions

2.1
As conditions for the agreement of the Lender to the request specified in Recital (D) above, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1
a certificate from a duly authorised officer of each of the Security Parties and the Guarantor confirming that none of the documents delivered to the Lender pursuant to clause 3.1 of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of each of the Security Parties and the Guarantor as true, complete, accurate and neither amended nor revoked, of any documents which have been amended or modified;

2.1.2	the original resolution of the directors and the shareholders of each of the Security Parties and the Guarantor (together, where appropriate,

with signed waivers of notice of any directors' or shareholders' meetings) approving, and authorising or ratifying the execution of, the Additional Security Documents and any document to be executed by each of the Security Parties and the Guarantor pursuant to the Additional Security Documents;

2.1.3
a notarially attested and legalised power of attorney of each of the Security Parties and the Guarantor under which the Additional Security Documents and any documents required pursuant to them are to be executed by each of the Security Parties and the Guarantor;

2.1.4
the Additional Security Documents, together with all other documents required by any of them, including, without limitation, all other notices of assignment and/or charge duly executed, and registered (where applicable) and evidence that those notices will be duly acknowledged by the recipients and in the case of the Collateral Addendum to Mortgage registered at the Ship's Registry (or equivalent office) of the Collateral Vessel's current flag;

2.1.5
a certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Collateral Vessel's current flag confirming that the Collateral Vessel is permanently registered under the flag of the Republic of Panama in the ownership of the Collateral Guarantor and that the Collateral Addendum to Mortgage in respect of the Collateral Vessel has been registered and that there are no further encumbrances registered apart from a first preferred Panamanian mortgage over the Collateral Vessel dated 23 February 2009 executed by the Collateral Guarantor in favour of the Lender;

2.1.6	confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender;

2.1.7	evidence that any process agent referred to in clause 21.5 of the Loan Agreement and any process agent appointed under any Additional Security Document has accepted its appointment; and

2.1.8
a copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower and/or the Collateral Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by this Second Supplemental Agreement and the other Additional Security Documents or for the validity and enforceability of this Second Supplemental Agreement and the other Additional Security Documents.

2.2
If the Lender agrees, in its sole discretion, to waive any conditions under Clause 2.1 prior to the Effective Date, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender, which however, shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 2.1.

2.3	All documents and evidence delivered to the Lender pursuant to this Clause shall:

2.3.1	be in form and substance acceptable to the Lender;

2.3.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and

2.3.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3           Representations and Warranties

Each of the representations and warranties contained in clause I 1 of the Loan Agreement and clause 2 of the Collateral Guarantee shall be deemed repeated by the Borrower and the Collateral Guarantor respectively at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Security Documents included this Second Supplemental Agreement.

4           Amendments to Loan Agreement and Collateral Guarantee

With effect from the Effective Date:

4.1	the definitions of "Collateral Assignment", "Collateral Manager's Confirmation". "Collateral Mortgage" and "Collateral Tripartite Agreement" set forth in clause 1.1 of the Loan Agreement were deleted;

4.2
the definitions contained in Clause 1.1 (other than the definitions of "Effective Date" and "Security Parties") of this Second Supplemental Agreement shall be added to clause 1.1 of the Loan Agreement;

4.3	the definition of "Security Documents" set forth in clause 1.1 of the Loan Agreement was construed to include the Additional Security Documents;

4.4	clause 10.1 of the Loan Agreement shall be read and construed as including the Additional Security Documents;

4.5	clause 10.2 of the Loan Agreement was deleted and replaced as follows:-

"Earnings Account The Borrower shall maintain the Earnings Account with the Lender for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents and shall deposit to the Earnings Account each Repayment Instalment at least one calendar month prior to such Repayment Instalment becoming due and payable to the Lender. Interest shall accrue on a daily basis on any balance from time to time on the Earnings Account at a rate of interest determined by the Lender in its discretion as the rate of interest payable to its customers on deposits in the same currency and of similar amount and maturity, and shall be credited to the Earnings Account."; and

4.6	the definition of "Guarantor's Security Documents" set forth in clause 1.1 of the Collateral Guarantee was deleted and replaced as follows:-

""Guarantor's Security Documents" means this Guarantee and Indemnity and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor's Liabilities.".

For the avoidance of doubt, the Lender hereby consents to and permits the creation of additional Encumbrance over the Collateral Vessel by virtue of the Additional Security Documents. All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.

5     Confirmation and Undertaking

5.1
The Borrower confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement and the Collateral Guarantee made in this Second Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement (however described) were references to the Loan Agreement as amended and supplemented by this Second Supplemental Agreement and as if all references in any of the Security Documents to the Collateral Guarantee (however described) were references to the Collateral Guarantee as amended and supplemented by this Second Supplemental Agreement.

5.2
The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement and the Collateral Guarantee made in this Second Supplemental Agreement.

6     Notices, Law and Jurisdiction

The provisions of clauses 17 and 21 of the Loan Agreement shall apply to this Second Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Second Supplemental Agreement and references to the Borrower were references to the Security Parties.

IN WITNESS of which the parties to this Second Supplemental Agreement have executed this Second Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as a DEED by	)
JAPAN III SHIPPING COMPANY LIMITED	)
acting by Andreas Louka	)	/s/ Andreas Louka
its duly authorized	)
in the presence of: Stephenson Harwood 2 Filellion Str. & Akti Miaouli Pireaus 18536 VAT No. 998711156 Tel. No. 2104925160)

SIGNED and DELIVERED as a DEED by	)
LICHTENSTEIN SHIPPING COMPANY LIMITED	)
acting by Andreas Louka	)	/s/ Andreas Louka
its duly authorized	)
in the presence of: Stephenson Harwood 2 Filellion Str. & Akti Miaouli Pireaus 18536 VAT No. 998711156 Tel. No. 2104925160)

SIGNED and DELIVERED as a DEED by	)
ALPHA BANK A.E.	)
acting by Gregorios Coutilio	)	/s/ Gregorios Kondilis
and by Constantinos Flokos	)
its duly authorized	)	/s/ Constatinos Flokos
in the presence of: Stephenson Harwood 2 Filellion Str. & Akti Miaouli Pireaus 18536 VAT No. 998711156 Tel. No. 2104925160)